Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, JANUARY 7, 2022

HURCO REPORTS FOURTH QUARTER AND FULL YEAR RESULTS FOR FISCAL 2021

INDIANAPOLIS, INDIANA – January 7, 2022 -- Hurco Companies, Inc. (Nasdaq: HURC) today reported results for the fourth fiscal quarter and fiscal year ended October 31, 2021. Hurco recorded net income of $2,096,000, or $0.31 per diluted share, for the fourth quarter of fiscal 2021, compared to a net loss of $3,589,000 or $(0.54) per diluted share, for the corresponding period in fiscal 2020. For fiscal 2021, Hurco reported net income of $6,764,000, or $1.01 per diluted share, compared to a net loss of $6,247,000, or $(0.93) per diluted share, for fiscal 2020. The net loss for the fourth quarter and fiscal 2020 included a one-time $4,903,000 non-cash goodwill impairment charge attributable primarily to the then prolonged ongoing uncertainty in the global markets due to the COVID-19 pandemic.

Sales and service fees for the fourth quarter of fiscal 2021 were $68,982,000, an increase of $24,523,000, or 55%, compared to the corresponding prior year period, and included a favorable currency impact of $1,072,000, or 2%, when translating foreign sales to U.S. Dollars for financial reporting purposes. Sales and service fees for fiscal 2021 were $235,195,000, an increase of $64,568,000, or 38%, compared to fiscal 2020, and included a favorable currency impact of $7,749,000, or 5%, when translating foreign sales to U.S. Dollars for financial reporting purposes. During fiscal 2021, sales increased year-over-year for all product brands and in all regions as countries began to lift the government-mandated COVID-19 stay-at-home orders or other similar operating restrictions put in place in fiscal 2020.

Greg Volovic, Chief Executive Officer, stated, “I’m proud of the way our employees responded to the needs of our customers across the globe during 2021. We rebounded well from very uncertain and unstable times caused by the pandemic. We delivered products in high demand to our customers as we navigated vendor delays, transportation issues, inflationary cost increases, and competitive labor markets. We increased factory production, hired new employees, and completed our new software control platform for multi-axis, multi-spindle turning centers. Most importantly, we provided outstanding customer support and service, a signature part of our brand that sets us apart from our competition. The many contributions of our employees are greatly appreciated. Global sales for fiscal 2021 totaled $235.2 million and orders totaled $265.4 million, reflecting year-over-year increases of 38% and 59%, respectively. We also managed to move from approximately $10.0 million in operating losses in fiscal 2020 to approximately $10.0 million in operating income in fiscal 2021. We leveraged the strength of our balance sheet to grow our business and we believe we are prepared for unexpected challenges, poised for further growth, and focused on continuous innovation as we look forward into fiscal 2022.”

The following table sets forth net sales and service fees by geographic region for the fourth quarter and fiscal year ended October 31, 2021 and 2020 (dollars in thousands):

	Three Months Ended October 31,				Fiscal Year Ended October 31,
	2021	2020	$ Change	% Change	2021	2020	$ Change	% Change
Americas	$24,180	$15,453	$ 8,727	56%	$86,301	$67,498	$18,803	28%
Europe	35,924	23,577	12,347	52%	117,522	77,936	39,586	51%
Asia Pacific	8,878	5,429	3,449	64%	31,372	25,193	6,179	25%
Total	$68,982	$44,459	$24,523	55%	$235,195	$170,627	$64,568	38%

Sales in the Americas for the fourth quarter and fiscal 2021 increased by 56% and 28%, respectively, compared to the corresponding periods in fiscal 2020. The increases in sales in the Americas for the fourth quarter and fiscal 2021 were primarily due to an increased volume of shipments of Hurco, Takumi and Milltronics machines, and an increase in sales of ProCobots automation solutions. The improved sales volume of machines primarily reflected increased shipments of Hurco Lathes, VM and VMX machines, as well as Milltronics Lathes and toolroom machines.

European sales for the fourth quarter and fiscal 2021 increased by 52% and 51%, respectively, compared to the corresponding periods in fiscal 2020, and included a favorable currency impact of 3% and 8%, respectively, when translating foreign sales to U.S. Dollars for financial reporting purposes. The year-over-year increases in European sales were primarily attributable to an increased volume of shipments of Hurco and Takumi machines in Germany, the United Kingdom, France and Italy, as well as increased shipments of machine tool components and accessories manufactured by our wholly owned subsidiary, LCM Precision Technology S.r.l. (“LCM”). The improved sales volume of machines was primarily attributable to increased shipments of Hurco Lathes, VM and VMX machines.

Asian Pacific sales for the fourth quarter and fiscal 2021 increased by 64% and 25%, respectively, compared to the corresponding periods in fiscal 2020, and included a favorable currency impact of 6% for each period, when translating foreign sales to U.S. Dollars for financial reporting purposes. The year-over-year increases in Asian Pacific sales for the fourth quarter and fiscal 2021 were primarily due to increased volume of shipments of Hurco machines in Southeast Asia and China and Takumi machines in Taiwan.

Orders for the fourth quarter of fiscal 2021 were $75,666,000, an increase of $26,951,000, or 55%, compared to the corresponding period in fiscal 2020, and included a favorable currency impact of $361,000, or 1%, when translating foreign orders to U.S. Dollars. Orders for fiscal 2021 were $265,421,000, an increase of $98,483,000, or 59%, compared to fiscal 2020, and included a favorable currency impact of $8,364,000, or 5%, when translating foreign orders to U.S. Dollars. Similar to sales, orders increased year-over-year for all product brands and in all regions.

The following table sets forth new orders booked by geographic region for the fourth quarter and fiscal year ended October 31, 2021 and 2020 (dollars in thousands):

	Three Months Ended October 31,				Fiscal Year Ended October 31,
	2021	2020	$ Change	% Change	2021	2020	$ Change	% Change
Americas	$28,779	$17,177	$11,602	68%	$95,767	$67,577	$28,190	42%
Europe	39,608	25,603	14,005	55%	133,802	77,079	56,723	74%
Asia Pacific	7,279	5,935	1,344	23%	35,852	22,282	13,570	61%
Total	$75,666	$48,715	$26,951	55%	$265,421	$166,938	$98,483	59%

Orders in the Americas for the fourth quarter and fiscal 2021 increased by 68% and 42%, respectively, compared to the corresponding periods in fiscal 2020. The increased order levels reflected a higher demand for all categories of Hurco, Takumi, and Milltronics machines as well as increased demand for ProCobots automation solutions.

European orders for the fourth quarter and fiscal 2021 increased by 55% and 74%, respectively, compared to the corresponding prior year periods, and included a favorable currency impact of 1% and 9%, respectively, when translating foreign orders to U.S. Dollars. The year-over-year increases in orders were driven primarily by increased customer demand for Hurco and Takumi machines in Germany, the United Kingdom, France, and Italy, as well as increased demand for LCM machine tool components and accessories.

Asian Pacific orders for the fourth quarter and fiscal 2021 increased by 23% and 61%, respectively, compared to the corresponding prior year periods, and included a favorable currency impact of 2% and 8%, respectively, when translating foreign orders to U.S. Dollars. The increase in orders for the fourth quarter of fiscal 2021 was primarily due to increased customer demand for Hurco vertical milling machines in Southeast Asia and China. The year-over-year increase in Asian Pacific orders for fiscal 2021 was primarily due to increased customer demand for Hurco vertical milling machines in Southeast Asia, China and India, as well as increased customer demand for Takumi machines in Taiwan.

Gross profit for the fourth quarter of fiscal 2021 was $16,934,000, or 25% of sales, compared to $9,520,000, or 21% of sales, for the corresponding prior year period. Gross profit for fiscal 2021 was $56,249,000, or 24% of sales, compared to $36,457,000, or 21% of sales, for fiscal 2020. The year-over-year increases in gross profit as a percentage of sales for the fourth quarter and fiscal 2021 reflected improved leverage of fixed overhead costs through higher levels of machine sales, improved pricing due to changes in demand and more normalized inventory levels, and the favorable impact of foreign currency translation compared to the corresponding prior year periods. Additionally, approximately $1,243,000 of the gross profit improvement for fiscal 2021 was a result of recording the employee retention credit extended to Hurco under the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act and the American Rescue Plan Act of 2021 (the “employee retention credit”). The improvement in gross profit as a percentage of sales in the fourth quarter and fiscal 2021 was partially offset by inflationary increases in cost of materials and higher costs associated with transporting finished goods on a global basis.

Selling, general, and administrative expenses for the fourth quarter of fiscal 2021 were $13,829,000, or 20% of sales, compared to $10,344,000, or 23% of sales, in the corresponding fiscal 2020 period, and included an unfavorable currency impact of $108,000, when translating foreign expenses to U.S. Dollars for financial reporting purposes. Selling, general, and administrative expenses for fiscal 2021 were $46,001,000, or 20% of sales, compared to $41,416,000, or 24% of sales, for fiscal 2020, and included an unfavorable currency impact of $1,241,000, when translating foreign expenses to U.S. Dollars for financial reporting purposes.  Selling, general and administrative expenses for the fourth quarter and fiscal 2021 trended downward as a percentage of sales from fiscal 2020 as a result of the cost management plans implemented during fiscal 2020 and continued during fiscal 2021. Additionally, approximately $1,672,000 of the selling, general, and administrative expense reduction for fiscal 2021 was a result of recording the employee retention credit.

Operating income for the fourth quarter of fiscal 2021 was $3,105,000, or 5% of sales, compared to an operating loss of $5,727,000, or (13%) of sales, for the corresponding prior year period. Operating income for fiscal 2021 was $10,248,000, or 4% of sales, compared to an operating loss of $9,862,000, or (6%) of sales, for fiscal 2020. The year-over-year increases in operating income for the fourth quarter and fiscal 2021 were primarily due to increases in the sales volume of Hurco, Takumi and Milltronics machines, LCM components and accessories and ProCobots automation solutions. Operating income for fiscal 2021 included a benefit of $2,915,000 related to the employee retention credit recorded during fiscal 2021. The operating loss for the fourth quarter and fiscal 2020 included a one-time $4,903,000 non-cash goodwill impairment charge attributable primarily to the then prolonged ongoing uncertainty in the global markets due to the COVID-19 pandemic.

The effective tax rates for the fourth quarter and fiscal 2021 were 26% and 33%, respectively, compared to 39% and 42% in the corresponding prior year periods. The year-over-year changes in the effective tax rates were primarily due to changes in geographic mix of income and loss that include jurisdictions with differing tax rates, various discrete income tax expense items, and more specifically related to the prior year periods, changes in income tax laws to address the unfavorable impact of the COVID-19 pandemic.

Cash and cash equivalents totaled $84,063,000 at October 31, 2021, compared to $57,859,000 at October 31, 2020. Working capital was $208,700,000 at October 31, 2021, compared to $200,974,000 at October 31, 2020. The increase in working capital was primarily driven by the increase in cash and accounts receivable, partially offset by an increase in accounts payable.

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (“CNC”) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The Company also produces high-value machine tool components and accessories and provides automation solutions that can be integrated with any machine tool. The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations. The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation, and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, the U.S., and China, and sells its products through direct and indirect sales forces throughout the Americas, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, the Netherlands, Poland, Singapore, the U.S., and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements that involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the impact of the COVID-19 pandemic and other public health epidemics and pandemics on the global economy, our business and operations, our employees and the business, operations and economies of our customers and suppliers; the cyclical nature of the machine tool industry; uncertain economic conditions, which may adversely affect overall demand, in the Americas, Europe and Asia Pacific markets; the risks of our international operations; governmental actions, initiatives and regulations, including import and export restrictions, duties and tariffs and changes to tax laws; the effects of changes in currency exchange rates; competition with larger companies that have greater financial resources; the United Kingdom’s withdrawal from the European Union (Brexit); our dependence on new product development; the need and/or ability to protect our intellectual property assets; the limited number of our manufacturing and supply chain sources; increases in the prices of raw materials, especially steel and iron products; the effect of the loss of members of senior management and key personnel; our ability to integrate acquisitions; acquisitions that could disrupt our operations and affect operating results; failure to comply with data privacy and security regulations; breaches of our network and system security measures; possible obsolescence of our technology and the need to make technological advances; impairment of our assets; negative or unforeseen tax consequences; uncertainty concerning our ability to use tax loss carryforwards; changes in the SOFR rate; and other risks and uncertainties discussed more fully under the caption “Risk Factors” in our filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:Sonja K. McClelland

Executive Vice President, Treasurer, & Chief Financial Officer

317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2021	2020	2021	2020

	(audited)		(audited)
Sales and service fees	$ 68,982	$ 44,459	$ 235,195	$ 170,627
Cost of sales and service	52,048	34,939	178,946	134,170
Gross profit	16,934	9,520	56,249	36,457
Selling, general and administrative expenses	13,829	10,344	46,001	41,416
Goodwill impairment	-	4,903	-	4,903

Operating income (loss)	3,105	(5,727)	10,248	(9,862)
Interest expense	1	25	24	94
Interest income	1	26	34	130
Investment income	19	57	173	133
Other expense, net	273	177	310	1,110
Income (loss) before taxes	2,851	(5,846)	10,121	(10,803)
Provision (benefit) for income taxes	755	(2,257)	3,357	(4,556)
Net income (loss)	$ 2,096	($ 3,589)	$ 6,764	($ 6,247)

Income (loss) per common share
Basic	$ 0.31	($ 0.54)	$ 1.01	($ 0.93)
Diluted	$ 0.31	($ 0.54)	$ 1.01	($ 0.93)
Weighted average common shares outstanding
Basic	6,607	6,565	6,595	6,670
Diluted	6,633	6,565	6,608	6,670

Dividends per share	$ 0.14	$ 0.13	$ 0.55	$ 0.51

OTHER CONSOLIDATED FINANCIAL DATA
	Three Months Ended October 31,		Twelve Months Ended October 31,
Operating Data:	2021	2020	2021	2020

Gross margin	25%	21%	24%	21%
SG&A expense as a percentage of sales	20%	23%	20%	24%
Goodwill impairment charges as a percentage of sales	0%	11%	0%	3%
Operating income (loss) as a percentage of sales	5%	(13)%	4%	(6)%
Pre-tax income (loss) as a percentage of sales	4%	(13)%	4%	(6)%
Effective tax rate	26%	39%	33%	42%
Depreciation and amortization	$ 1,043	$ 1,129	$ 4,193	$ 4,547
Capital expenditures	$ 535	$ 486	$ 2,369	$ 1,656

Balance Sheet Data:	10/31/2021	10/31/2020
Working capital	$ 208,700	$ 200,974
Days sales outstanding (unaudited)	42	45
Inventory turns (unaudited)	1.2	0.9
Capitalization
Total debt	--	--
Shareholders' equity	238,419	231,148
Total	$ 238,419	$ 231,148

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	October 31,	October 31,
	2021	2020
ASSETS	(audited)	(audited)
Current assets:
Cash and cash equivalents	$ 84,063	$ 57,859
Accounts receivable, net	42,620	27,686
Inventories, net	148,216	149,864
Derivative assets	905	968
Prepaid assets	13,091	13,803
Other	975	1,231
Total current assets	289,870	251,411

Property and equipment:
Land	868	868
Building	7,352	7,352
Machinery and equipment	29,533	29,195
Leasehold improvements	5,172	4,754
	42,925	42,169
Less accumulated depreciation and amortization	(32,318)	(30,248)
Total property and equipment, net	10,607	11,921

Non-current assets:
Software development costs, less accumulated amortization	7,553	7,840
Intangible assets, net	1,565	1,846
Operating lease - right of use assets, net	10,624	11,748
Deferred income taxes	3,154	2,479
Investments and other assets, net	9,562	8,410
Total non-current assets	32,458	32,323
Total assets	$ 332,935	$ 295,655

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 48,881	$ 27,643
Customer deposits	8,593	5,356
Derivative liabilities	467	872
Operating lease liabilities	4,221	4,132
Accrued payroll and employee benefits	10,389	6,931
Accrued income taxes	1,192	285
Accrued expenses	5,911	4,018
Accrued warranty expenses	1,516	1,200
Total current liabilities	81,170	50,437

Non-current liabilities:
Deferred income taxes	68	131
Accrued tax liability	1,749	1,918
Operating lease liabilities	6,794	7,989
Deferred credits and other	4,735	4,032
Total non-current liabilities	13,346	14,070

Shareholders' equity:
Preferred stock: no par value per share, 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value, $.10 stated value per share, 12,500,000 shares authorized; 6,691,052 and 6,636,906 shares issued and 6,617,717 and 6,565,163 shares outstanding, as of October 31, 2021 and October 31, 2020, respectively	662	657
Additional paid-in capital	63,924	60,997
Retained earnings	175,574	172,484
Accumulated other comprehensive loss	(1,741)	(2,990)
Total shareholders' equity	238,419	231,148
Total liabilities and shareholders' equity	$ 332,935	$ 295,655